SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2011

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California		94949
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 27, 2011, BioMarin Pharmaceutical Inc. (the “Company”) announced financial results for its third quarter ended September 30, 2011. The Company’s press release issued on October 27, 2011 is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In its press release, the Company presented net income (loss) for the three and nine months ended September 30, 2011 and September 30, 2010, and financial guidance for 2011, both as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and on a non-GAAP basis. In the press release, the non-GAAP income presented is based on GAAP Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), adjusted to exclude non-cash stock compensation expense, contingent consideration expense and certain nonrecurring material items (adjusted EBITDA). The reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures are included in the press release attached hereto as Exhibit 99.1.

The Company believes this non-GAAP information is useful to investors taken in conjunction with the Company’s GAAP information because it provides additional information regarding the performance of the Company’s core ongoing business, Naglazyme, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business and prospects for the future. Further, the Company uses both GAAP and non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes and uses the adjusted EBITDA methodology in establishing corporate goals for internal compensation programs.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable.

(d)	Exhibits.

Exhibit 99.1 Press Release of the Company dated October 27, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: October 27, 2011	By:	/s/ G. Eric Davis
G. Eric Davis Senior Vice President, General Counsel